Exhibit 10.19

15418 Weir St,
Suite #333
Omaha, NE 68137

Gerardo Di Giacomo
652 Fuller Avenue, San Jose, California, United States 95125
Dear Gerardo Di Giacomo:
We are pleased to offer you the position of Chief Security Officer with Exodus Movement, Inc., a Delaware corporation (“Exodus” or “Company”). This offer of at-will employment is conditioned upon your satisfactory completion of certain requirements, as outlined below. Your employment is subject to the terms and conditions outlined in this letter.
As Chief Security Officer, you will be full-time and generally scheduled to work 40 hours a week; your work hours and work schedule may vary from week to week as determined by the Company. You will be classified as exempt under the federal Fair Labor Standards Act and applicable state and local law which means you are not entitled to overtime pay for working more than 40 hours in a workweek or more than 8 hours in a workday for California employees.
In your capacity with Exodus, you will perform duties and responsibilities that are reasonable and consistent with such position, as may be assigned to you from time to time by the Company. You will work remotely from your home or other location approved by the Company and shall report directly to JP Richardson or another individual designated by the Company. Of course, the Company may change your position, duties, and work location from time to time at its discretion. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests. While you are employed with Exodus, you also agree not to engage in any outside business activities that interfere with your performance of your job duties or that compete with the Company in any way. If you accept this offer of employment, your start date will be May 14, 2025.
In consideration of your services, you will be paid on a monthly basis at the rate of
$430,000 per year. Any additional compensation is outlined in the attached addendum. We will also pay any applicable compensation as required by law which shall be paid monthly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required or permitted by law. The Company reserves the right to prospectively modify your compensation in its sole discretion in accordance with applicable law.

You will also be eligible to participate in benefit plans and programs in effect from time to time, as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs. A current listing of the Company’s applicable benefits will be provided on your first day. The Company reserves the right to modify or terminate any of its benefits plans or programs at any time to the extent permitted by law or the relevant plan documents.
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US Employee Offer Letter - Salary

Subject to approval by the Company’s Board of Directors, or its designee, you will receive a grant of Restricted Stock Units (“RSUs”) subject to the attached Addendum which is incorporated herein by this reference. For the RSUs to become fully vested, you must continuously work for the Company during the entire vesting period. If your working relationship with the Company terminates before the vesting of your RSUs, all nonvested RSUs will be forfeited. See the attached Addendum for further details regarding RSUs.

Your employment with the Company will be “at-will,” meaning that you or the Company may terminate the employment relationship at any time with or without cause and with or without advanced notice. Your employment-at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that, except as expressly provided in EXODUS MOVEMENT, INC. Employee Confidentiality and Proprietary Rights Agreement, any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm in emergent circumstances, including but not limited to the dissemination of intellectual property.
Please note this offer of employment is contingent upon:

(a)Verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation verifying your identity and work authorization within three days of starting employment.

Satisfactory completion of a background investigation.

(b)The Company’s completion of a satisfactory check of your references; if you have not already done so, please provide the names and contact details of your references as soon as possible; and

(c)Your execution of the EXODUS MOVEMENT, INC. Employee Confidentiality and Proprietary Rights Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. This will be sent after your offer is signed.

This offer of employment will be withdrawn if any of the above conditions are not satisfied. As such, if you are currently employed, please do not resign from your current job until you receive confirmation from the Company that these conditions have been met.

All of us at EXODUS MOVEMENT, INC. are excited about the prospect of you joining our team and look forward to a productive and enjoyable working relationship. If you have any questions about the above details, please contact me immediately.

If you wish to accept this offer, please sign below. This offer is open for you to accept until April 21, 2025, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Sincerely,

/s/ JP Richardson

JP Richardson
Chief Executive Officer
On behalf of Exodus Movement, Inc.

Acceptance of Offer
I have read and understood all the terms of the offer of employment set forth in this letter, and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Company representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is EXODUS MOVEMENT, INC.'s complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Gerardo Di Giacomo

/s/ Gerardo Di Giacomo

4/15/2025

Start Date: May 14, 2025

ADDENDUM
Exodus Offer Letter Gerardo Di Giacomo

You will receive a one-time grant of $2,400,000 USD worth of Restricted Stock Units (“RSUs”) subject to the terms of the Exodus Offer Letter, your execution of an RSU Award Agreement, and the following terms:
A.For your RSUs to become fully vested, you must continuously provide Services for the Company during the entire vesting period.
B.If your working relationship with the Company terminates prior to the one-year cliff or anytime before full vesting of your RSUs, all nonvested RSUs will be forfeited.
C.The RSUs will vest over four years, according to the following schedule:

i.One-Year Cliff: No RSUs will vest during the first 12 months of your employment.

ii.First Vesting Date: After the first year anniversary of your start date, 12/48ths of the total grant will vest.

iii.Monthly Vesting: Every month after the first anniversary, 1/48th of your total RSUs will vest until you are fully vested. You must work continuously for the Company each month to vest any RSUs during such month. When your working relationship with the Company terminates, all nonvested RSUs will be forfeited.

D.For avoidance of doubt, your RSU allocation will be calculated utilizing the average monthly closing price of the Company’s ($EXOD) stock price during your first full month of employment with the Company. For example: During the first month of your employment, the $EXOD stock price trades for two weeks straight with a closing price of
$8/share and then ends the month with two weeks straight at a closing price of $12/share (an average of $10/share). If you were awarded $1,000 USD worth of RSUs, your RSU allocation would be calculated by dividing your allocation value by the average closing price ($1,000/$10), resulting in an allocation of 100 RSUs.

E.Subject to the approval by the Company’s Board of Directors, or its designee.

This document serves as a confirmation of any changes and/or additions henceforth agreed upon by both parties to the attached Exodus Offer letter. The foregoing RSUs, and any further RSUs that may be granted, will be subject to an additional Restricted Stock Unit Agreement and the Company’s Equity Plan, which will be provided to you to document the RSUs value as of the grant date.